Mail Stop 3561

 				August 11, 2005




Mr. Paul J. Evanson
Chief Executive Officer
Allegheny Energy, Inc.
800 Cabin Hill Drive
Greensburg, PA 15601

	Re:	The Potomac Edison Company
		Allegheny Generating Company
		Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 11, 2005
      File Nos. 1-3376 and 0-14688

Dear Mr. Evanson:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,


							Jim Allegretto
Senior Assistant Chief Accountant